QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.33

[HOULIHAN LOKEY HOWARD & ZUKIN LETTERHEAD]

Personal and Confidential

February 22, 2005

David L. Bradshaw
President and Chief Executive Officer
Tipperary Corporation
633 Seventeenth Street, Suite 1550
Denver, CO 80202

Dear Mr. Bradshaw:

        This letter confirms the understanding and agreement (the "Agreement") between Tipperary Corporation (together with its subsidiaries and affiliates, the "Company") and Houlihan Lokey Howard & Zukin Capital, Inc. ("Houlihan Lokey") as follows:

        1.     Engagement; Services; Term. We understand that Slough Estates USA Inc. ("Slough") owns (i) approximately 22.3 million (or approximately 52%) of the publicly traded common stock of the Company, (ii) approximately 10% of the common stock in Tipperary Oil & Gas (Australia) Pty Ltd, a subsidiary of the Company, and (iii) certain indebtedness (approximately $17 million) running from the Company to Slough (together, the "Slough Interests"). We further understand that Slough has announced its intention to divest the Slough Interests (the "Slough Divestiture"). It is our understanding that the members of the Company's Board of Directors who are not affiliated with Slough are considering certain matters relating to the Slough Divestiture, and in connection therewith the Company hereby retains Houlihan Lokey as its exclusive financial advisor to provide financial advisory and investment banking services.

        Houlihan Lokey will advise the Company on an exclusive basis (and act as agent, if applicable) with respect to one or more transactions or potential transactions relating to the Slough Divestiture, including: (i) any proposals for a financing for the Company or any of its subsidiaries, whether in the form of subordinated or senior debt, equity or equity equivalents, in order to facilitate the Company purchasing the Sough Equity Interests (a "Financing Transaction"); or (ii) any proposals to acquire all, or a substantial part, of the business, assets or equity interests of the Company (including the Slough Interests and/or the remaining equity interests in the Company) and/or its subsidiaries and affiliates in one or more transactions, whether by merger, consolidation, tender or exchange offer, purchase, acquisition, business combination, or otherwise (a "Sale Transaction"); a Financing Transaction and a Sale Transaction are each referred to herein as a "Transaction" and are collectively referred to herein as the "Transactions".

        Depending upon the nature of the Transaction, Houlihan Lokey's services will consist of, if appropriate or if requested by the Company, (a) soliciting, coordinating and evaluating indications of interest and proposals regarding a Transaction; (b) advising the Company as to the structure of the Transaction; (c) negotiating the financial aspects, and facilitating the consummation, of any Transaction; and (d) providing such other investment banking and related financial advisory services reasonably necessary to accomplish the foregoing, including, if requested, rendering an opinion as to the fairness of a Transaction to the Company or its shareholders (as the case may be).

        With respect to a Financing, if requested by the Company, Houlihan Lokey agrees to use its best efforts, consistent with its business judgment, to effect the Financing as soon as practicable, on terms approved by the Company. The Company acknowledges that consummation of the Financing is subject, among other factors, to acceptable documentation, market conditions, and satisfaction of the conditions set forth in one or more agreements to be entered into with any financier, lender, investor or other purchaser of securities. It is expressly understood that this engagement does not constitute any commitment, express or implied, on the part of Houlihan Lokey to provide, and does not ensure the successful placement of, any portion of the Financing.

        The Company agrees to promptly inform Houlihan Lokey in the event that the Company or its management initiate any discussions regarding a Transaction during the term of this Agreement. In the event the Company, its controlling equity holders (other than Slough) or affiliates, or its management receive any inquiry regarding a Transaction, Houlihan Lokey will be promptly informed of such inquiry so that it can evaluate such party and its interest in a Transaction, and assist the Company in any resulting negotiations.

        This Agreement shall have an initial term of three (3) months, and thereafter shall be automatically extended on a month-to-month basis until either party provides thirty days prior written notice of termination to the other party; provided, however, that no expiration or termination of this Agreement shall affect (a) the Company's indemnification, reimbursement, contribution and other obligations as set forth on Schedule A attached hereto, (b) the confidentiality provisions set forth herein, (c) Sections 5-8 hereof, and (d) Houlihan Lokey's right to receive, and the Company's obligation to pay, any and all fees and expenses due, and whether or not any Transaction shall be consummated prior to or subsequent to the effective date of expiration or termination, all as more fully set forth in this Agreement.

        2.     Fees and Expenses.

        (a)   Retainer Fees. The Company shall pay Houlihan Lokey non-refundable monthly retainer fees (the "Monthly Retainer Fees") of (i) $100,000 upon the mutual execution of this Agreement, (ii) $100,000 on same calendar day of the following month; and then (iii) $50,000 per month on the same calendar day of each following month thereafter. Monthly retainer fees are payable in advance without notice or invoice.

        (b)   Financing Transaction. In addition to the foregoing monthly retainer fees, upon the consummation of a Financing Transaction, the Company shall pay Houlihan Lokey a cash fee (the "Financing Fee") equal to 4.0% of the aggregate principal amount of all senior notes, bank debt, unsecured, non-senior and subordinated debt securities, and equity and equity equivalents (including convertible securities and preferred stock), raised, placed or committed. For greater certainty, the exercise of any warrants provided to any financier, lender, investor or other purchaser of securities as part of a Financing Transaction shall, upon the exercise thereof, be considered equity for purposes of calculating Houlihan Lokey's Financing Fee. Any non-refundable Monthly Retainer Fees actually received by Houlihan Lokey will be fully credited against any Financing Fee payable to Houlihan Lokey.

        (c)   Sale Transaction. In addition to the foregoing monthly retainer fees, upon the consummation of a Sale Transaction, the Company shall pay Houlihan Lokey a cash fee (the "M&A Fee") equal to 4.0% of the Transaction Value of such Sale Transaction.

        For the purpose of calculating the M&A Fee, the Transaction Value shall be the total proceeds and other consideration paid or received, or to be paid or received by the Company's shareholders other than Slough in connection with such Sale Transaction (which consideration shall be deemed to include amounts in escrow), including, without limitation, cash, notes, securities, and other property received or to be received by the Company, deferred non-contingent payments (such as installment payments); amounts payable under consulting agreements, above-market employment contracts, non-compete agreements, and employee benefit plans or similar arrangements (collectively, "Non-Slough Consideration"). The Transaction Value shall be calculated as if 100% of the equity interests of the Company other than the Slough Interests had been sold by dividing the Total Consideration by the percentage of such ownership that is sold. If any of the Company's assets are retained, sold or otherwise transferred to another party prior to the consummation of the Sale

Transaction, the Transaction Value will be increased to reflect the fair market value of any such assets. Furthermore, the Transaction Value shall also be increased to the extent that (x) the value of any current assets (including cash and marketable securities) which are not sold in connection with or in anticipation of a Transaction is greater than (y) the value of any non-interest bearing current liabilities that are not assumed by such buyer.

        For the purpose of calculating the consideration received or receivable in connection with a Sale Transaction, any securities (other than a promissory note) will be valued at the time of the closing of the Transaction (without regard to any restrictions on transferability) as follows: (i) if such securities are traded on a stock exchange, the securities will be valued at the average last sale or closing price for the ten trading days immediately prior to the closing of the Transaction; (ii) if such securities are traded primarily in over-the-counter transactions, the securities will be valued at the mean of the closing bid and asked quotations similarly averaged over a ten trading day period immediately prior to the closing of the Transaction; and (iii) if such securities have not been traded prior to the closing of the Transaction, Houlihan Lokey will prepare a valuation of the securities, and Houlihan Lokey and the Company will negotiate in good faith to agree on a fair valuation thereof for the purposes of calculating the Liquidity Fee. The value of any purchase money or other promissory notes, installment sales contracts or other deferred non-contingent consideration shall be deemed to be the face amount thereof, and shall be included as part of Total Consideration for the purpose of determining the Liquidity Fee due to Houlihan Lokey upon the consummation of the Transaction. In the event the Transaction Value includes any Contingent Payments, the Company and Houlihan Lokey will negotiate in good faith to agree on that portion of the Liquidity Fee to be paid to Houlihan Lokey as of the consummation of the Transaction in consideration thereof. If the parties cannot reach such an agreement, an additional Liquidity Fee shall be paid to Houlihan Lokey in the same proportions and at the same times as the Contingent Payments are paid or received.

        Any Financing Fee and any M&A Fee are each referred to herein as a "Transaction Fee" and are collectively referred to herein as "Transaction Fees".

        (d)   Payment of Fees. If this Agreement expires or is terminated for any reason, and the Company consummates, or enters into an agreement in principle to engage in (and which subsequently closes at any time), any Transaction within twelve (12) months after such expiration or termination date, Houlihan Lokey shall be entitled to receive its Transaction Fee upon the consummation of such Transaction as if no such expiration or termination had occurred.

        For the avoidance of doubt, if two or more types of Transactions occur simultaneously or separately, or in connection with or unrelated to one another, the Company shall pay Houlihan Lokey the Transaction Fee for each such Transaction in addition to, and not in lieu of, each other.

        If, within 18 months after the consummation of any Financing Transaction, the Company consummates a Sale Transaction, Houlihan Lokey's Transaction Fee shall be calculated with respect to all such Transactions, subject to a credit for any Transaction Fees previously paid pursuant to this Section 2.

        Certain Transaction Fees shall be paid to Houlihan Lokey by withholding such fee from the proceeds from the issuance of any debt or equity securities (in the case of a Financing Transaction) or from the sale proceeds (in the case of a Sale Transaction) by instructing the purchasers of the securities or the payor(s) of the Transaction Value, as the case may be, to wire transfer the Transaction Fee directly to Houlihan Lokey upon the consummation of the Transaction.

        (e)   Expenses. Additionally, and regardless of whether any Transaction is consummated, Houlihan Lokey shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred from time to time during the term hereof in connection with the services to be provided under this Agreement, promptly after invoicing the Company therefore. Houlihan Lokey bills its clients for its reasonable out-of-pocket expenses for (i) travel-related expenses, without regard to volume-based or similar credits or rebates Houlihan Lokey may receive from travel agents and airlines on a periodic basis, and (ii) research, database and similar information charges paid to third party vendors, and postage, telecommunication and duplicating expenses, to perform client-related services that are not capable of being identified with, or charged to, a particular client or assignment in a reasonably practicable manner, based upon a uniformly applied monthly assessment or percentage of the fees due to Houlihan Lokey. In the event that Houlihan Lokey anticipates that its out-of-pocket expenses will exceed $5,000 in any given month, Houlihan Lokey agrees to promptly inform the Company.

        In addition, Houlihan Lokey shall be reimbursed for the reasonable fees and expenses of its outside legal counsel in connection with this Agreement and the matters contemplated hereby.

        3.     Information. The Company will furnish Houlihan Lokey with such information regarding the business and financial condition of the Company as is reasonably requested, all of which will be, to the Company's best knowledge, accurate and complete at the time furnished. The Company further represents and warrants that any financial projections delivered to Houlihan Lokey have been or will be prepared in good faith based upon assumptions which, in light of the circumstances under which they are made, are reasonable and that to the extent any projections include any estimates of value, such amounts have been estimated as reliably as practical under the circumstances. The Company will promptly notify Houlihan Lokey if it learns of any material misstatement in, or material omission from, any information previously delivered to Houlihan Lokey, or any offering memorandum, private placement memorandum or other offering materials transmitted to any potential participant in a Transaction. Houlihan Lokey may rely, without independent verification, on the accuracy and completeness of all information furnished by or on behalf of the Company or any other potential party to any Transaction. The Company understands that Houlihan Lokey will not be responsible for independently verifying the accuracy or completeness of such information, and shall not be liable for any inaccuracies or omissions therein. The foregoing shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Houlihan Lokey or any Indemnified Party (as defined elsewhere in this Agreement) or any person controlling any of them. Except as may be required by law or court process, any opinions or advice (whether written or oral) rendered by Houlihan Lokey pursuant to this Agreement are intended solely for the benefit and use of the Company, and may not be publicly disclosed in any manner or made available to third parties (other than the Company's management, directors, advisors, accountants and attorneys) without the prior written consent of Houlihan Lokey, which consent shall not be unreasonably withheld. If Houlihan Lokey resigns or terminates this Agreement prior to the dissemination of any offering materials or any other documents or information prepared in connection with a Transaction, no reference shall be made therein to Houlihan Lokey.

        4.     Indemnification; Standard of Care. The Company agrees to provide indemnification, contribution and reimbursement to Houlihan Lokey and certain other parties in accordance with, and the Company further agrees to be bound by the other provisions set forth in, Schedule A attached hereto.

        5.     Other Services. If the Company so requests, Houlihan Lokey (or its affiliate, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("HLHZFA")) will render a written opinion ("Opinion") regarding the fairness, from a financial point of view, to the Company or to the public stockholders of the Company, as the case may be, of the Transaction or the consideration to be received by it in connection with the Transaction. For the avoidance of doubt, HLHZFA shall be an Indemnified Party under Schedule A of the Agreement. Neither Houlihan Lokey's or HLHZFA's verbal conclusions nor the Opinion will be used for any purpose other than in connection with the Transaction. Houlihan Lokey (or HLHZFA) shall be responsible only for the conclusions or opinions set forth in its written Opinion, subject to the limitations set forth therein and in Section 3 of this Agreement.

        Any submission, distribution or filing of the Opinion, in whole or in part, to or with any third party or governmental agency, or any reference to Houlihan Lokey, the Company's engagement of Houlihan Lokey, the services provided by Houlihan Lokey or the Opinion in any public filing(s), materials distributed to the security holders of the Company, financial statements, press releases or any other disclosure, will be subject, in each instance, to Houlihan Lokey's prior review and written approval. Notwithstanding the preceding sentence, the Company may (a) deliver information copies of the Opinion to its legal counsel and other professional advisors that are participating in the Transaction (provided that such advisors agree to keep such information confidential), and (b) produce an information copy of the Opinion and any other materials in its possession in response to any subpoena, court order, or similar legal demand, provided that prompt notice thereof shall be given to Houlihan Lokey. In addition, Houlihan Lokey acknowledges that the text of the Opinion and a description thereof may be included in certain filing(s) required to be made by the Company with the Securities and Exchange Commission in connection with the Transaction, and in materials required to be delivered to the Company's security holders that are a part of such filing(s), provided that (i) if the Opinion is included in such filing(s) or materials, the Opinion will be reproduced therein only in its entirety, and (ii) the content and context of any such inclusion or description (including, without limitation, any reference to Houlihan Lokey, the Company's engagement of Houlihan Lokey, the services provided by Houlihan Lokey or the Opinion) shall be subject to Houlihan Lokey's prior review and written approval (and, if applicable, formal written consent).

        The Company shall pay Houlihan Lokey, in addition to the other fees set forth in this Agreement, an additional fee upon the delivery of the Opinion equal to $500,000, payable upon Houlihan Lokey's issuance of the Opinion. Moreover, in the event that any of the Company's officers or directors (other than those affiliated with Slough) participate in the Transaction (by virtue of direct investment of cash or through the issuance of securities of the purchaser of the Slough Interests) the Company shall pay Houlihan Lokey an incremental $200,000 (or a total of $700,000) upon its issuance of the Opinion.

        To the extent Houlihan Lokey is requested by the Company to perform any other financial advisory or investment banking services which are not within the scope of this assignment, such fees shall be mutually agreed upon by Houlihan Lokey and the Company in writing, in advance, depending on the level and type of services required, and shall be in addition to the fees and expenses described hereinabove. Except as set forth in the preceding sentence, if Houlihan Lokey is required to render services directly or indirectly relating to the subject matter of this Agreement (including, but not limited to, producing documents, answering interrogatories, attending depositions, testifying at trial, and whether by subpoena, court process or order, or otherwise), the Company shall pay Houlihan Lokey's then current hourly rates for the persons involved for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related reasonable out-of-pocket costs and expenses (including without limitation the reasonable legal fees and expenses of Houlihan Lokey's legal counsel incurred in connection therewith).

        6.     Attorneys' Fees. If any party to this Agreement brings an action directly or indirectly based upon this Agreement or the matters contemplated hereby against another party, the prevailing party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such proceeding, including, but not limited to, reasonable attorneys' fees and court costs.

        7.     Credit. Upon the consummation of any Transaction, Houlihan Lokey may, at its own expense, place announcements in financial and other newspapers and periodicals (such as a customary "tombstone" advertisement) describing its services in connection therewith. Furthermore, the Company agrees that in any press release announcing any Transaction, the Company will include in such press release a reference to Houlihan Lokey's role as financial advisor to the Company with respect to such Transaction.

        8.     Miscellaneous. This Agreement shall be binding upon the parties hereto and their respective successors, heirs and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer or does confer on any person or entity, other than the parties hereto and their respective successors, heirs and permitted assigns and, to the extent expressly set forth herein, the Indemnified Parties, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Houlihan Lokey hereunder.

        The parties understand that Houlihan Lokey is being engaged hereunder to provide the services described above solely to the Company, and that Houlihan Lokey is not being retained to act as an agent or fiduciary of the Company, the owners of the Company or any other persons in connection with this engagement.

        The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect pursuant to the terms hereof.

        The Company agrees that it will be solely responsible for ensuring that any Transaction complies with applicable law.

        This Agreement incorporates the entire understanding of the parties regarding the subject matter hereof, and supersedes all previous agreements or understandings regarding the same, whether written or oral.

        This Agreement may not be amended, and no portion hereof may be waived, except in a writing duly executed by the parties.

        This Agreement has been reviewed by the signatories hereto and their counsel. There shall be no construction of any provision against Houlihan Lokey because this Agreement was drafted by Houlihan Lokey, and the parties waive any statute or rule of law to such effect.

        THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO SUCH STATE'S RULES CONCERNING CONFLICTS OF LAWS. EACH OF HOULIHAN LOKEY AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS EQUITY HOLDERS) IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ENGAGEMENT OF HOULIHAN LOKEY PURSUANT TO, OR THE PERFORMANCE BY HOULIHAN LOKEY OF THE SERVICES CONTEMPLATED BY, THIS AGREEMENT.

        Please confirm that the foregoing terms are in accordance with your understanding by signing and returning the enclosed copy of this Agreement, together with payment in the amount of $100,000.

Sincerely,
HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.
By:	/s/ WILLIAM H. HARDIE III William H. Hardie III Managing Director
Accepted and agreed to as of :
TIPPERARY CORPORATION
By:	/s/ DAVID L. BRADSHAW David L. Bradshaw President and Chief Executive Officer

SCHEDULE A

        This Schedule is attached to, and constitutes a material part of, that certain agreement dated February 22, 2005, between the Company and Houlihan Lokey (the "Agreement"). Unless otherwise noted, all capitalized terms used herein shall have the meaning set forth in the Agreement.

        As a material part of the consideration for the agreement of Houlihan Lokey to furnish its services to the Company under the Agreement, the Company agrees to indemnify and hold harmless Houlihan Lokey and its affiliates, and their respective past, present and future directors, officers, shareholders, employees, agents, representatives, advisors and controlling persons within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the "Indemnified Parties"), to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, arising out of or related to the Agreement, the Opinion, any actions taken or omitted to be taken by an Indemnified Party (including acts or omissions constituting ordinary negligence) in connection with the Agreement, or any Transaction or proposed Transaction contemplated thereby. In addition, the Company agrees to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in respect thereof at the time such expenses are incurred; provided, however, the Company shall not be liable under the foregoing indemnity and reimbursement agreement for any loss, claim, damage or liability which is finally judicially determined by a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such Indemnified Party.

        If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient fully to indemnify any such party or to hold it harmless, the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and Houlihan Lokey, on the other hand, in connection with the actual or potential Transaction. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then the Company shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Company, on the one hand, and Houlihan Lokey, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, the aggregate contribution of all Indemnified Parties to any such losses, claims, damages, liabilities and expenses shall not exceed the amount of fees actually received by Houlihan Lokey pursuant to the Agreement.

        The Company agrees that it shall not effect any settlement or release from liability in connection with any matter for which an Indemnified Party would be entitled to indemnification from the Company, unless such settlement or release contains a release of the Indemnified Parties reasonably satisfactory in form and substance to Houlihan Lokey. The Company shall not be required to indemnify any Indemnified Party for any amount paid or payable by such party in the settlement or compromise of any claim or action without the Company's prior written consent, which consent shall not be unreasonably withheld.

        The Company further agrees that neither Houlihan Lokey nor any other Indemnified Party shall have any liability, regardless of the legal theory advanced, to the Company or any other person or entity (including, without limitation, the Company's equity holders and creditors) related to or arising out of the Agreement, except for any liability for losses, claims, damages, liabilities or expenses incurred which are finally judicially determined by a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such Indemnified Party. The indemnity, reimbursement, contribution and other obligations and agreements of the Company set forth herein shall apply to any modifications of the Agreement, shall be in addition to any liability which the Company may otherwise have, and shall be binding upon, inure to the benefit of and be enforceable by any successors, assigns, heirs and personal representatives of the Company and each Indemnified Party. The foregoing provisions shall survive the consummation of any Transaction and any termination of the relationship established by the Agreement.

QuickLinks

  Exhibit 10.33